Exhibit 99.1

Lpath To Hire Clinical Head

SAN DIEGO, MARCH 13, 2009:  Lpath, Inc. (OTCBB: LPTN.OB) said it has initiated a search for a new head of clinical development to replace  John Bender, Pharm.D., senior vice president of R&D, whose employment was terminated March 6.

Lpath said its R&D programs will continue without interruption through a temporary increase in the  involvement of its Clinical Advisory Board and the on-going work of its various consultants who specialize in the key areas of regulatory compliance, toxicology, CMC (chemistry, manufacturing, and control), clinical operations, and medical safety monitoring.  Lpath’s Clinical Advisory Board is comprised of six world-class clinicians (three oncologists and three retinal specialists).  Both of Lpath’s Phase 1 clinical trials are being conducted by Clinical Research Organizations (CROs)—Theradex in the case of ASONEP™ and Chiltern in the case of iSONEP™.  These two firms manage the Company’s clinical trials and provide additional oversight and expertise.

“The clinical trial of ASONEP under our partnership with Merck-Serono is proceeding on schedule,” noted Scott Pancoast, Lpath’s president and CEO.  “Merck-Serono has a strong reputation as an outstanding developer of innovative drugs in the oncology arena and continues to provide strong and valuable guidance with respect to the clinical development of ASONEP.”

About Lpath:

Lpath, Inc., headquartered in San Diego, is the category leader in bioactive-lipid-targeted therapeutics, an emerging field of medical science whereby bioactive signaling lipids are targeted for treating important human diseases.  ASONEP™, an antibody against Sphingosine-1-Phosphate (S1P), is currently in a Phase 1 clinical trial in cancer and also holds promise against multiple sclerosis and various other disorders.  ASONEP is being developed with the support of partner Merck-Serono as part of a worldwide exclusive license.  A second product candidate, iSONEP™ (the ocular formulation of the S1P antibody), has demonstrated superior results in various preclinical models of age-related macular degeneration (AMD) and retinopathy  and is in a Phase 1 clinical trial in wet-AMD patients.  Lpath’s third product candidate, Lpathomab™, is an antibody against Lysophosphatidic Acid (LPA), a key bioactive lipid that has been long recognized as a valid disease target (cancer, neuropathic pain, fibrosis).  The company’s unique ability to generate novel antibodies against bioactive lipids is based on its ImmuneY2™ drug-discovery engine, which the company is leveraging as a means to expand its pipeline.  Please visit www.Lpath.com

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast (858) 678-0800 x104 President & CEO, spancoast@Lpath.com www.Lpath.com	Redington, Inc. (212) 926-1733 Thomas Redington info@redingtoninc.com